Exhibit 10.6

BEACON POWER CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), dated as of                         (the “Effective Date”), is by and between Beacon Power Corporation (the “Company”) and                         (“Executive”), an executive officer of the Company.

WHEREAS, this Agreement is intended to provide Executive compensation in the form of restricted stock units (or “RSUs”) that convert into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”);

NOW THEREFORE, it is agreed as follows:

ARTICLE I.                                RESTRICTED STOCK UNIT AWARD FOR FISCAL YEAR

1.1                               Restricted Stock Unit Award.  Subject to the terms and conditions of this Agreement and pursuant to the Company’s Third Amended and Restated 1998 Stock Incentive Plan (the “Plan”), the Company will be considered to have granted RSUs to Executive on June 30, 2010 (the “Grant Date”), to be known as the “                        Fiscal Year Award”, for a number of shares of Common Stock to be determined by dividing $              by the twelve (12) month VWAP immediately preceding the Grant Date (determined by reference to the trading days within such twelve (12) month period), subject to a               maximum share limit unless such share limit is waived by the Board of Directors, and further subject to a                minimum share limit.  The number of RSUs granted hereby may be converted into that number of shares of Common Stock equal to up to 150% of the RSUs granted hereby in accordance with Section 1.2 and Exhibit A.  The                         Fiscal Year Award grant shall be contingent upon Executive being a full time employee of the Company on the Grant Date.

“VWAP” means

(a) the daily dollar volume-weighted average price for the Company’s common stock on the Nasdaq Capital Market (“Nasdaq”) on any particular day on which the Company’s common stock is traded on Nasdaq during the period beginning at 9:30 a.m., New York City time (or such other time as Nasdaq publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as Nasdaq publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or,

(b) if the foregoing does not apply because the stock is no longer traded on Nasdaq on the above grant date, the daily dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time (or such other time as Nasdaq publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as Nasdaq publicly announces is the official close of trading), as reported by Bloomberg, or,

(c) if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc.

1.2                               Target, Vesting and Conversion.                The target, vesting and conversion rules for the RSUs that are to be granted as the 2011/2012 Fiscal Year Award are set forth on Exhibit A hereto.

ARTICLE II.                            RESTRICTED STOCK UNIT AWARDS FOR FISCAL YEARS

2.1                               Restricted Stock Unit Awards.     Subject to the terms and conditions of this Agreement and pursuant to the Plan, on June 30 of each of                                       provided that Executive is a full time employee of the Company as of the applicable date, the Company shall grant additional RSUs, hereinafter respectively known as the

“            Fiscal Year Award”, the “             Fiscal Year Award” and the “             Fiscal Year Award” (collectively, the “Anniversary Awards” and together with the                  Fiscal Year Award, the “Awards”) to Executive in an amount equal to the amount of Common Stock that can be determined by dividing $                by the twelve (12) month VWAP immediately preceding each applicable grant date, in each case subject to an annual                maximum share limit unless such share limit is waived by the Board of Directors and further subject to an annual              minimum share limit.

2.2                               Vesting and Conversion to Common Stock.     Subject to the terms and conditions of this Agreement and pursuant to the Plan, in connection with the grant of each Anniversary Award, the Committee shall amend this Agreement by attaching heretofore in a separate exhibit (namely, Exhibits B, C and D, respectively) the fiscal year targets and measurement specifics for such award, including the vesting conditions (the measurement of any financial metric to be based on audited results, as applicable) and the applicable metrics for converting vested RSUs into shares of Common Stock, as determined by the Committee in its sole discretion.  Upon consultation and discussion with the Executive, the content of each such exhibit shall be established by the Committee for each annual Award and the exhibit shall become effective upon delivery to Executive (i) no later than March 31 of each year and (ii) in a manner intended to deliver a long-term incentive opportunity substantially similar to the long-term incentive opportunity represented by the 2011/2012 Fiscal Year Award.

ARTICLE III.                        TERMINATION OF EMPLOYMENT

3.1                               Termination of Employment.   If Executive terminates his employment for any reason, including by resignation, or if the Company terminates his employment for any reason, Executive may retain all RSUs that have vested before the Termination Notice Date (as defined below).  However, he will not be entitled to receive and shall forfeit any interest in RSUs that might vest only after the Termination Notice Date.    As indicated earlier, RSUs will be considered to have vested at the end of the applicable year even if the financial statements which confirm such vesting are prepared (and even if the vested RSUs are converted into shares) after the end of such year.

The “Termination Notice Date” means the date on which Executive resigns (or if earlier, the date on which Executive notifies Company that Executive will resign), or the date on which Company terminates the employment (or if earlier, the date on which the Company notifies Executive that employment will be so terminated).

ARTICLE IV.                       GENERAL PROVISIONS

4.1                               Acquisition Events.  Upon the occurrence of an Acquisition Event (as defined below), or the execution by the Company of any agreement with respect to an Acquisition Event, the authorized administrator of the Plan shall take any one or more of the following actions with respect to the RSUs, upon written notice to Executive:

(a) provide that this Agreement shall be assumed, or equivalent equity compensation shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); and

(b) provide that any portion of the RSUs that have already been granted and that are not vested will become accelerated in full and converted as of a specified time (the “Acceleration Time”) prior to the Acquisition Event.

An “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the complete liquidation of the Company.

4.2                               Golden Parachute Payment Excise Tax Protection.  In the event that the excise tax imposed by Section 4999 of the Code, (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits specifically paid or conferred only under this Agreement (the “Excise Tax”), an additional amount shall be paid by the Company to the Executive equal to the amount of such Excise Tax (the “Gross Up Payment”); provided, however in no event shall the aggregate amount payable by the Company to Executive for any excise tax imposed by Section 4999 of the Code pursuant to this Agreement and all other agreements between the Company and Executive exceed $              .  The Company and its advisers shall make the determination of the amount of the Gross Up Payment which payment shall be made as soon as practicable but in no event later than December 31 of the year following the year in which the tax is due to the applicable taxing authority.   To the extent that the amount of such Gross Up Payment exceeds the amount of Excise Tax actually paid by Executive, Executive shall promptly pay to the Company such excess amount.

ARTICLE V.                           TRANSFERABILITY

5.1                               Nontransferability of Agreement and RSUs.  This Agreement and the RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by Executive, either voluntarily or by operation of law, except by will or the laws of descent and distribution.  Notwithstanding the foregoing, Executive’s transfer to a revocable trust that is solely for the benefit of Executive and Executive’s spouse and/or issue during Executive’s lifetime and transfer under such trust at Executive’s death to the trust’s intended beneficiaries shall not be deemed to be prohibited by the foregoing provisions.  If any person other than Executive, Executive’s then current spouse, and Executive’s issue shall possess a vested interest in such trust during the lifetime of Executive, such interest shall not be recognized hereunder as giving such person any right to the benefit of any RSUs or the shares of Common Stock issuable upon conversion thereof.  In such event the RSUs shall revest in Executive as if such transfer in trust had not occurred.

5.2                               Holding Period.  The Executive (i) agrees that upon conversion of RSUs into shares of Common Stock, shares representing fifty-percent (50%) of net after-tax value of RSUs, shall be nontransferable for a two (2) year period commencing on the Determination Date, and (ii) agrees and consents to the entry of stop transfer restrictions with the Company’s transfer agent and registrar against, and authorizes the Company to cause the transfer agent and registrar to decline the transfer of the undersigned’s Company Common Stock for such period; provided, however, that this Section 5.2 shall become inoperative upon an Acquisition Event and any shares that have stop transfer restrictions on them shall be released at such time.

ARTICLE VI.                       MISCELLANEOUS

6.1                               Provisions of the Plan.  This Agreement is subject to the provisions of the Plan, a copy of which Executive hereby acknowledges receiving with this Agreement.  In addition, the grant of Awards under this Agreement shall be conditioned upon shareholder approval of the amended and restated Plan (referred to as the 2010 Stock Incentive Plan in the proxy statement for the annual meeting now scheduled for July 2010).

6.2                               No Right to Continued Employment.  This Agreement shall not confer upon Executive any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Executive’s employment at any time.

6.3                               No Right as Stockholder.  Executive shall not be entitled to vote any shares of Common Stock that may be acquired through conversion of RSUs to Common Stock, shall not receive any dividends attributed to such shares of Common Stock, and shall have no other rights of a stockholder with respect to the RSUs unless and until the Common Stock issuable upon conversion of the RSUs has been delivered to Executive.

6.4                               Compliance with Law and Regulations.  This Agreement and the obligation of the Company to issue, sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.  The Company shall not be required to issue or deliver any certificates for Shares or to remove restrictions from shares of Common Stock previously delivered until (a) the listing of such Shares on any stock exchange on which the Shares may then be listed, (b) all conditions have been met or removed to the satisfaction of the Company, (c) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (d) Executive has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations and (e) the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.  Moreover, the RSUs may not be exercised or converted to Common Stock if its exercise or conversion, or the receipt of Shares pursuant thereto, would be contrary to applicable law.

6.5                               Adjustment to Common Stock.  In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, the number and class of securities each RSU shall be convertible into under this Agreement shall be appropriately adjusted by Company to the extent the authorized administrator of the Plan shall determine, in good faith, that such an adjustment is necessary and appropriate.

6.6                               Withholding.  Executive shall pay to Company, or make provision satisfactory to Company for payment of, any taxes required by law to be withheld in connection with this Agreement no later than the conversion date upon which Company vests or converts RSUs for Executive.  Executive may satisfy such tax obligations by delivering to Company cash in the form of wire transfer or check or by electing to have the Company withhold at conversion a number of shares equal in value to the applicable statutory minimum withholding obligation, calculated based on the Fair Market Value of such shares on the date of conversion, and Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Executive.

6.7                               Common Stock Reserved.  Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

6.8                               Notices.  Any notice hereunder to the Company shall be addressed to Beacon Power Corporation, Attn: Compensation Committee, 65 Middlesex Road, Tyngsboro, MA 01879, and any notice hereunder to Executive shall be sent to the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

6.9                               Delaware Law to Govern.  This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Delaware (without giving effect to any conflict or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

6.10                        Certain Special Rules.  To the extent that this Agreement and the grant of the RSUs become subject to the provisions of Section 409A of the Code, the Company and Executive agree that the RSUs may be amended, modified, rescinded or substituted by the Company with an award of comparable economic value as required to maintain compliance with the provisions of Section 409A of the Code.

6.11                        Amendment of Agreement.  Company may amend, modify or terminate this Agreement, provided that Executive’s consent to such action shall be required unless Company determines that the action, taking into account any related action, would not materially and adversely affect Executive.

6.12                        Successors and Assigns; No Third Party Beneficiaries.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  There are no third party beneficiaries of this Agreement.

6.13                        Entire Agreement.  This Agreement and the Plan constitute the full and entire understanding and agreement of the parties with regard to the RSUs and supersede in their entirety all other prior agreements, whether oral or written, with respect thereto.

6.14                        Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)                                  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b)                                 The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c)                                  The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d)                                 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e)                                  Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the Effective Date.

EXECUTIVE:	BEACON POWER CORPORATION

By:	By:	/s/
Signature	Signature

Name:	Name:
Address:	Title: